Exhibit 99(a)(1)(E)
COMPLETE AND RETURN THIS FORM ONLY IF YOU HAVE CHANGED YOUR MIND AND YOU DO NOT WANT TO TENDER YOUR ELIGIBLE OPTIONS
Allied Capital Corporation
Withdrawal Form
      You have received (1) a copy of the Offer to Exchange; (2) the Transmittal Letter; (3) an Election Form; and (4) this Withdrawal Form. You signed and returned the Election Form, in which you elected to ACCEPT Allied Capital Corporation’s offer to purchase all of your Eligible Options in exchange for an option cancellation payment (“OCP”). You should submit this form only if you now wish to change that election and REJECT Allied Capital Corporation’s offer to exchange your Eligible Options for an OCP.
      To withdraw your election, you must sign, date, and deliver this Withdrawal Form to Kelly Anderson before 11:59 p.m., Eastern Time, on July 18, 2007. This Withdrawal Form may be sent via mail, courier, e-mail, facsimile or personal delivery. The Company’s fax number is (202) 721-6101. Only responses that are complete, signed, and actually received by 11:59 p.m., Eastern Time, on July 18, 2007 will be accepted.
      You should note that if you withdraw your acceptance of the offer, you will not receive the OCP. You will keep all of the Eligible Options that you withdraw. These Eligible Options will continue to be governed by the stock option plan under which they were granted.
      You may change this withdrawal, and again elect to tender Eligible Options in exchange for an OCP, by submitting a new election form to Kelly Anderson before 11:59 p.m., Eastern Time, on July 18, 2007, or such later date if the offer is extended.
      Please check the appropriate box:

☐	I wish to withdraw my election to tender my Eligible Options and instead REJECT the offer to exchange my Eligible Options. I do not wish to tender any Eligible Options and I will not receive the OCP from Allied Capital Corporation for my Eligible Options.
      Please sign this withdrawal form and print your name exactly as it appears on the election form that you previously signed and submitted to Allied Capital Corporation.

Signature

Name (Please print)

Date and Time	E-mail Address
Return to Kelly Anderson no later than 11:59 p.m., Eastern Time, on July 18, 2007 (or a later expiration date if we extend the offer). The Withdrawal Form may be sent via mail, courier, e-mail, facsimile or personal delivery. The Company’s fax number is (202) 721-6101. Only responses that are complete, signed, and actually received by 11:59 p.m., Eastern Time, on July 18, 2007 will be accepted.